 Exhibit 99.1

GLOBAL NET LEASE APPOINTS LEON RICHARDSON TO BOARD OF DIRECTORS

NEW YORK – March 12, 2025 – Global Net Lease, Inc. (NYSE: GNL) (“GNL” or the “Company”) announced the appointment of Leon C. Richardson to its Board of Directors, effective March 7, 2025.

Mr. Richardson is the founder, President and Chief Executive Officer of The Chemico Group, one of the largest minority-owned chemical management and distribution companies in the United States. Mr. Richardson has guided the business he founded more than 35 years ago into an internationally recognized player in the chemical and environmental services space.

“We are thrilled to welcome Leon to our Board of Directors,” stated Sue Perrotty, Non-Executive Chairperson of GNL’s Board of Directors. "With more than 15 years of governance experience and leadership roles across various industry boards, Leon has developed a deep understanding of strategic decision-making, making him an exceptional business leader. We are excited to benefit from his insights and expertise and look forward to working with him."

Mr. Richardson stated, “I look forward to joining GNL’s Board of Directors and working alongside the other directors and management team to achieve the Company’s strategic objectives and drive meaningful shareholder value.”

About Global Net Lease, Inc.

Global Net Lease, Inc. (NYSE: GNL) is a publicly traded internally managed real estate investment trust that focuses on acquiring and managing a global portfolio of income producing net lease assets across the U.S., and Western and Northern Europe. Additional information about GNL can be found on its website at www.globalnetlease.com.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. The words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “expects,” “estimates,” “projects,” “potential,” “predicts,” “plans,” “intends,” “would,” “could,” “should” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements are subject to a number of risks, uncertainties and other factors, many of which are outside of the Company's control, which could cause actual results to differ materially from the results contemplated by the forward-looking statements. These risks and uncertainties include the risks that any potential future acquisition or disposition (including the proposed sale of the multi-tenant portfolio) by the Company is subject to market conditions, capital availability and timing considerations and may not be identified or completed on favorable terms, or at all. Some of the risks and uncertainties, although not all risks and uncertainties, that could cause the Company’s actual results to differ materially from those presented in the Company’s forward-looking statements are set forth in the “Risk Factors” and “Quantitative and Qualitative Disclosures about Market Risk” sections in the Company’s Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q, and all of its other filings with the U.S. Securities and Exchange Commission, as such risks, uncertainties and other important factors may be updated from time to time in the Company’s subsequent reports. Further, forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise any forward-looking statement to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law.

Contacts:

Investor Relations

Email: investorrelations@globalnetlease.com

Phone: (332) 265-2020